Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279589

Nuveen Dynamic Municipal Opportunities Fund (NYSE: NDMO)

(the “Fund”)

Supplement Dated October 2, 2026

to the Fund’s Prospectus Supplement Dated September 13, 2024 (the “Prospectus Supplement”)

The second paragraph in the section of the Prospectus Supplement titled “Use of Proceeds” is hereby deleted and replaced with the following:

The net proceeds from the issuance of Common Shares hereunder will be invested in accordance with the Fund’s investment objectives and policies as set forth in the accompanying prospectus. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund’s investment objectives and policies within approximately three months of the receipt of such proceeds. Pending investment, it is anticipated that the proceeds will be invested in high-quality, short-term instruments. In addition, the Fund may use such proceeds to pay distributions to shareholders.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS SUPPLEMENT

FOR FUTURE REFERENCE

EGN-NDMOP-1026P